Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Braze, Inc. for the registration of 3,907,666 shares of its Class A common stock and to the incorporation by reference therein of our reports dated March 31, 2025, with respect to the consolidated financial statements of Braze, Inc.,  and the effectiveness of internal control over financial reporting of Braze Inc., included in its Annual Report (Form 10-K) for the year ended January 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

June 6, 2025